Exhibit 5.1
PILLSBURY WINTHROP SHAW PITTMAN LLP
2475 Hanover Street
Palo Alto, California 94304
March 28, 2008
Ladies and Gentlemen:
     We have acted as counsel for Oculus Innovative Sciences, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933 (the “Act”) of 2,652,673 shares (the “Shares”) of common stock, par value $0.0001 per share, of the Company (“Common Stock”), Warrants to purchase 1,326,337 shares of Common Stock (the “Warrants”), and the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares” and, together with the Shares and the Warrants, the “Securities”), in each case pursuant to the Registration Statement on Form S-3 (File No. 333-149223) filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 13, 2008 (the “Registration Statement”) and related prospectus, dated February 26, 2008 (the “Prospectus”), and the prospectus supplement, dated March 27, 2008, relating to the Securities, filed or to be filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement”).
     We have reviewed and are familiar with such corporate proceedings and other matters as we have deemed necessary for this opinion. Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable, (ii) the Warrants, when issued and sold by the Company in the manner described in the Registration Statement, the Prospectus, and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws affecting or relating to the rights of creditors generally, by general principles of equity (regardless of whether considered in a proceeding in equity or at law), and by requirements of reasonableness, good faith and fair dealing, and (iii) the Warrant Shares have been duly authorized and, if duly issued and sold against payment therefor on the date hereof in accordance with the terms of the Warrants, would be validly issued, fully paid and nonassessable. This opinion is limited to matters governed by the Delaware General Corporation Law and the laws of the State of New York.
     We hereby consent to the filing of this opinion as an exhibit to a Form 8-K incorporated by reference in the Registration Statement and to the use of our name under the captions “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ Pillsbury Winthrop Shaw Pittman LLP